UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e) (2) )
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Applied Nanotech Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

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☑	No fee required.
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filling.

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3006 Longhorn Blvd., Suite 107, Austin, TX 78758
Phone (512) 339-5020, Fax (512) 339-5021, WWW.APPLIEDNANOTECH.NET

August _, 2010

Dear Shareholders:

I invite you to join us this year at our annual meeting at 10:00 a.m. on October 5, 2010 at Maggiano’s Little Italy, 10910 Domain II Drive, Suite 100, Austin, TX 78756 to hear about the progress of our business and address questions directly to the management team. This year’s meeting will also include an open house at our facility immediately following the meeting. We encourage all of you that have never been to visit the Company to spend the time and energy to come and see us.

Our financial results for 2009 were improved over prior years, and we are off to a good start for 2010. Our cash position is strong; our backlog is growing; and we have many opportunities in front of us.

This year’s meeting includes a proposal to increase our authorized common shares. Approval of this proposal is important to our plan of continued growth. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE VOTE YOUR SHARES BY INTERNET OR BY TELEPHONE AS IDENTIFIED IN THESE MATERIALS OR COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOP.

Very truly yours

Douglas P. Baker
Chief Executive Officer
Applied Nanotech Holdings, Inc.

NOTICE OF APPLIED NANOTECH HOLDINGS, INC. ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 5, 2010

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Applied Nanotech Holdings, Inc. (the "Company" or "Applied Nanotech") at Maggiano’s Little Italy, 10910 Domain II Drive, Suite 100, Austin, TX 78756 on Tuesday, October 5, 2010 at 10:00 a.m., Central Daylight Time. At the 2010 Applied Nanotech Annual Meeting, shareholders will consider and act on the following matters described in more detail in the accompanying proxy statement:

1.	Election of Directors;
2.
To approve a proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase its authorized shares of capital stock from 122 million to 162 million and its authorized shares of common stock from 120 million to 160 million.

3.	To approve a proposal to ratify the Company’s existing Amended and Restated 2002 Equity Compensation Plan;
4.	To transact such other business as may properly be presented at the meeting or any adjournments thereof.

Our Board of Directors unanimously recommends a vote FOR Items 1, 2, and 3 described above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Special Meeting.  Under Securities and Exchange Commission (“SEC”) rules, we have elected to deliver our proxy materials to shareholders over the Internet.  This new delivery process will allow us to provide shareholders with the information they need, while lowering our cost of delivery.  On August __, 2010, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access proxy materials.  The Notice also provides instructions on how to vote your shares online, by telephone and on how to request and receive a printed set of proxy materials by mail.  Our proxy Statement is attached. This proxy statement is available on our website at www.appliednanotech.net.

Our Board of Directors has fixed August 2, 2010, as the "record date" for determining shareholders entitled to notice of and to vote at the 2010 Annual Meeting. Only shareholders of record as of the record date will be entitled to notice of and to vote at the 2010 Annual Meeting or any adjournment thereof. The proxy statement and accompanying proxy card will first be sent to shareholders beginning August 14, 2010.

For entry to the 2010 Annual Meeting, each shareholder may be asked to present valid picture identification, such as a driver’s license. Shareholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

For ten days before the date of the 2010 Annual Meeting, a complete list of the shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relating to the meeting during ordinary business hours at the Company’s executive offices at 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758.

By Order of the Board of Directors /s/ Douglas P. Baker Douglas P. Baker Chief Executive Officer

Date: August _, 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2010 ANNUAL MEETING OF SHAREHOLDERS IN PERSON, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE 2010 ANNUAL MEETING OF SHAREHOLDERS. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE 2010 ANNUAL MEETING OF SHAREHOLDERS. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE (I.E., “STREET NAME”), YOU WILL NEED TO OBTAIN FROM SUCH BROKER, BANK OR OTHER NOMINEE AND BRING TO THE MEETING A PROXY ISSUED IN YOUR NAME, AUTHORIZING YOU TO VOTE THE SHARES.

APPLIED NANOTECH TECHNOLOGY INC.
2010 ANNUAL MEETING OF SHAREHOLDERS
 TO BE HELD ON OCTOBER 5, 2010

Appendix A	Amendment to the Amended and Restated Articles of Incorporation

APPLIED NANOTECH HOLDINGS, INC.
3006 Longhorn Boulevard, Suite 107
Austin, Texas 78758

PROXY STATEMENT

This proxy statement contains information and is furnished in connection with the solicitation by the Board of Directors of Applied Nanotech Holdings, Inc., a Texas corporation (the “Company”), of proxies for use at the 2010 Annual Meeting of Shareholders of the Company to be held on Tuesday, October 5, 2010, at Maggiano’s Little Italy, 10910 Domain II Drive, Suite 100, Austin, TX 78756 at 10:00 a.m., Central Daylight Time, and at any adjournment of the 2010 Annual Meeting. This proxy statement and accompanying proxy card are first being mailed to shareholders on or about August 14, 2010.

QUESTIONS AND ANSWERS ABOUT THE 2010 ANNUAL MEETING

Q:	WHAT IS THE PURPOSE OF THE 2010 ANNUAL MEETING?

A:	At the 2010 Annual Meeting, shareholders will act upon the matters outlined in the Notice of 2010 Annual Meeting of Shareholders on the cover page of this proxy statement, including:

•	the election of Directors;

•
a proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the authorized shares of capital stock from 122 million to 162 million and the authorized common shares from 120 million shares to 160 million shares; and

•	a proposal to ratify the Company’s existing Amended and Restated 2002 Equity Compensation Plan.

We are not aware of any other matters to be presented at the 2010 Annual Meeting; however, the holders of the proxies will vote in their discretion on any other matters properly presented.

In addition, our management will report on the current operations of the Company and respond to questions from shareholders.

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

A:
We sent you this proxy statement and the enclosed proxy card because the Board of Directors of the Company is soliciting your proxy to vote your shares at the 2010 Annual Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission ("SEC") and is designed to assist you in voting.

Q:	WHEN AND WHERE WILL THE ANNUAL MEETING BE HELD?

A:	The 2010 Annual Meeting will be held at Maggiano’s Little Italy, 10910 Domain II Drive, Suite 100, Austin, Texas 78756 on Tuesday, October 5, 2010 at 10:00 a.m., Central Daylight Time.

Q:	WHO IS ENTITLED TO NOTICE OF AND TO VOTE AT THE 2010 ANNUAL MEETING?

A:
Our Board of Directors has fixed the close of business on August 2, 2010, as the “record date” for the determination of shareholders who are entitled to notice of the 2010 Annual Meeting and who are entitled to vote at that meeting. Only those shareholders who owned shares of the Company’s common stock as of the record date are entitled to notice of and to vote at the 2010 Annual Meeting.

Q:	WHAT ARE THE VOTING RIGHTS OF THE COMPANY’S SHAREHOLDERS?

A:	The holders of our common stock will vote on all matters to be acted upon at the 2010 Annual Meeting.

Q:	HOW MANY SHARES CAN VOTE?

A:
As of July 7, 2010, we had 108,551,333 outstanding shares of common stock and approximately 350 beneficial shareholders of record of such stock. Every shareholder is entitled to one vote for each share of the Company’s common stock held by such shareholder on the record date.

Q:	CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

A:
Under Securities and Exchange Commission (“SEC”) rules, we have elected to make our proxy materials available to stockholders of the Internet rather than mailing paper copies of those materials to stockholders. On August _, 2010, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) directing them to the website where they can access our proxy materials and view instructions on how to vote online or by telephone. If you received the notice and would like a paper copy of the proxy materials, please follow the instructions on the notice to request that a paper copy be mailed. In addition, we may mail paper copies of proxy materials to shareholders holding greater than a predetermined number of shares to facilitate achieving a quorum for our meeting.

Q:	HOW DO I VOTE AND WHO WILL VOTE MY PROXY?

A:
If you vote on the Internet, or if you properly complete, sign and return the accompanying proxy card, it will be voted as you direct. Douglas P. Baker, our Chief Executive Officer, and Dr. Zvi Yaniv, our Chief Operating Officer, the persons named as proxies on the proxy card accompanying this proxy statement, will vote each properly executed and returned proxy as indicated on the directions of the returned proxy. If no direction is indicated, the proxy will be voted in accordance with the recommendations of our Board of Directors contained in this proxy statement. Mr. Baker and Mr. Yaniv were selected by our Board of Directors to serve in this capacity.

Even if you plan to attend the 2010 Annual Meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card in advance of the 2010 Annual Meeting. “Street name” shareholders who wish to vote at the 2010 Annual Meeting will need to obtain a proxy from the institution that holds their shares. If you attend the 2010 Annual Meeting you will, of course, be allowed to vote in person.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:	It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q:	CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

A:
Yes. Even after you have submitted your proxy, you may revoke the proxy and you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a written notice of revocation or duly executed proxy bearing a later date or by attending the meeting and voting the shares in person. No such notice of revocation or later-dated proxy, however, will be effective until received by our Corporate Secretary at or prior to the meeting. Unless the proxy is revoked, the shares represented by the proxy will be voted at the meeting or any adjournment of the meeting. The giving of the proxy does not affect the right to vote in person should you attend the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

If you voted online or by telephone and wish to change your vote, you may call the toll-free number or go to the Internet site, as applicable, depending on the manner in which you previously voted, and follow the directions for changing your vote.

Q:	WHAT IS A "QUORUM"?

A:
The presence at the 2010 Annual Meeting of at least a majority of the outstanding shares of our common stock as of the record date, whether present in person or by proxy, will constitute a "quorum." A quorum must be present at the 2010 Annual Meeting to permit the conduct of business. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some or all of the matters to be acted upon at the 2010 Annual Meeting. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will be counted to determine whether there is a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:
Election of Directors (Proposal 1). The nominees for election to the Board of Directors receiving the highest number of affirmative votes will be elected as members of the Company’s Board of Directors. Votes withheld from any director are counted for purposes of determining the presence of a quorum but have no other legal effect under Texas law.

Increase in Authorized Common Shares (Proposal 2). Approval of the proposal to amend our Amended and Restated Articles of Incorporation to increase the number of authorized shares of capital stock from 122 million shares to 162 million shares and to increase the authorized common shares from 120 million to 160 million requires the affirmative vote of a majority of our issued and outstanding shares of common stock.

Ratification of the existing Amended and Restated  2002 Equity Compensation Plan (Proposal 3). Approval of the proposal to ratify our existing Amended and Restated 2002 Equity Compensation Plan requires the affirmative vote of a majority of our issued and outstanding shares of common stock.

For the proposals scheduled to be voted upon at the 2010 Annual Meeting, “withheld” votes on Directors, abstentions and shares held by a broker that the broker fails to vote (“broker non-votes”) are all counted to determine whether there is a quorum, but are not counted for or against the matters being considered. Accordingly, abstentions and broker non-votes will both have the effect of negative votes on each of Proposals 2 and 3.

Q:	HOW WILL VOTES BE COUNTED?

A:
Donald T. Locke, our outside legal counsel, will act as election inspector and in that capacity will tabulate the votes cast in person or by proxy at the 2010 Annual Meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote to determine the presence of a quorum but as unvoted to determine the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be counted for purposes of determining the presence of a quorum.

Q:	WHO IS PAYING THE COST FOR THIS PROXY SOLICITATION AND HOW IS THE SOLICITATION PROCESS BEING CONDUCTED?

A:
The Company will pay all the costs of this proxy solicitation. We do not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation relating to the matters to be voted on at this 2010 Annual Meeting. We will, upon request, reimburse brokers, banks and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

In addition to the solicitation of proxies by use of the mails, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. None of our directors or employees will receive additional compensation for any such solicitation.

Q:	WHEN ARE THE SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING OF SHAREHOLDERS DUE?

A:
All shareholder proposals to be considered for inclusion in our proxy statement for the Company’s 2011 annual meeting must be received by June 7, 2011. The submitted proposals must be in compliance with applicable laws and regulations and follow the procedures prescribed in the SEC’s Rule 14a-8 to be considered for possible inclusion in the proxy materials. Proposals must be submitted in writing to:

Applied Nanotech Holdings, Inc. 3006 Longhorn Boulevard Suite 107 Austin, Texas 78758 Attn : Douglas P. Baker Chief Executive Officer

Q:	WHAT ARE OUR BOARD OF DIRECTORS’ RECOMMENDATIONS?

A:
Unless you give other instructions on your proxy card, the persons named above as proxies will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors’ recommendations are set forth together with the description of each item in this proxy statement. In summary, our Board of Directors recommends a vote:

•	For the approval of all of the Directors nominated;

•
For the approval of the amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized  shares of capital stock from 122 million shares to 162 million shares and the authorized common shares from 120 million shares to 160 million shares; and

•	For the approval of the ratification of the Company’s existing Amended and Restated 2002 Equity Compensation Plan; and

With respect to any other matter that properly comes before the 2010 Annual Meeting, the proxy holder(s) will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Q:	DO I HAVE DISSENTER’S RIGHTS?

A:
No. The taking of the actions proposed at the 2010 Annual Meeting will not entitle any shareholder to dissent and demand a right of appraisal or payment for its shares under the Texas Business Corporations Act.

Q:	HOW DO I OBTAIN MORE INFORMATION ABOUT THE COMPANY?

A:
We file annual, quarterly and special reports and other information with the SEC. Copies of these reports may be obtained on our website at www.appliednanotech.net . You may also read and copy any of these documents at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at
1-800-SEC-0330 for further information on the public reference room. Copies of this material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may read and download the filings of the Company over the Internet at the Commission’s website at http://www.sec.gov . You may also request copies by contacting our Chief Financial Officer at (512) 339-5020 or c/o of the Company at 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758. Our common stock is listed on the NASDAQ Over-the-Counter Bulletin Board under the symbol “APNT”

CERTAIN BENEFICIAL OWNERSHIP

There are no persons or entities thought to be the beneficial owner of 5% or more of the outstanding voting stock of the common stock of Applied Nanotech Holdings, Inc. stock as of August 2, 2010. For the purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the SEC to mean generally the power to vote or dispose of securities, regardless of any economic interest therein.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is certain information with respect to beneficial ownership of Applied Nanotech Holdings’ common stock as of July 7, 2010, by each Director, each Named Executive Officer and by the directors and executive officers as a group. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of common stock listed.

Name	Options Included in Beneficial Ownership (1)	Common Shares Owned	Common Stock Beneficial Ownership	Percentage of Class
Douglas P. Baker	835,500	59,500	895,000	*
Dr. Zvi Yaniv	910,000	160,000	1,070,000	*
Dr. Richard Fink	173,724	-	173,724	*
Ronald J. Berman	395,000	569,092	964,092	*
Howard Westerman	-	208,707	208,707	*
Dr. Robert Ronstadt	175,000	40,617	215,617	*
Clinton J. Everton	-	37,500	37,500	*
Tracy Bramlett	-	28,333	28,333	*
Paul F. Rocheleau	-	1,667	1,667	*

All Executive Officers and Directors as a group (9 persons)	2,489,224	1,105,416	3,594,640	3.24%

*	Less than 1%

(1)
This column lists shares that are subject to options exercisable within sixty (60) days of July 7,. 2010, and are included in common stock beneficial ownership pursuant to Rule 13d-3(d)(1) of the Exchange Act.

 BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Corporate Governance

The Company’s Board of Directors believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders. During the past year, the Company’s Board of Directors has continued to review its governance practices. This section describes key corporate governance guidelines and practices that the Company has adopted. Complete copies of the committee charters and Code of Ethics described below are available on the Company’s website at www.appliednanotech.net. Alternatively, shareholders may request a copy of any of these documents by writing to Applied Nanotech Holdings, Inc., 3006 Longhorn Boulevard, Austin, Texas 78758, Attn: Chief Financial Officer.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Mr. Berman, Mr. Bramlett, and Mr. Rocheleau. None of them is or has been an officer or employee of Applied Nanotech, nor do any of them have any relationships requiring disclosure under Item 404 of Regulation S-K. No interlocking relationship existed during the fiscal year ended December 31, 2009, between Applied Nanotech’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

Code of Ethics

We have adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). This Code of Ethics applies to all directors, officers, and employees of the Company. A copy of this Code of Ethics is publicly available on our website at www.appliednanotech.net.

Board Meetings and Attendance

The Board of Directors met 8 times during the fiscal year ending December 31, 2009 (“Fiscal 2009”), either in person or by teleconference. During Fiscal 2009, each Director attended at least 75% of the aggregate number of Board meetings and the number of meetings held by all committees on which he then served, with the exception of Mr. Rocheleau who attended less than 75% of such meetings.

 Shareholder Director Nominating Procedures

The Company does have a procedure in place for holders of the Company‘s common stock to recommend nominees to the Company’s Board of Directors. These procedures are set forth in Article 9(b) of the Company’s Amended and Restated Articles of Incorporation (the “Restated Articles”). A copy of the Company’s Restated Articles is filed as Exhibit 3(I) to the Company’s Current Report on Form 8-K dated as of December 12, 2007. As set forth in Article 9(b) of the Restated Articles, only persons who are nominated in accordance with the procedures set forth in that Article are eligible for election as Directors of the Company. Nominations of persons for election to the Board of Directors of the Company may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of the Company entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in Article 9(b). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Corporate Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, and (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serve as a Director if elected); and (ii) as to the shareholder giving the notice, (1) the name and address, as they appear on the Company’s books, of such shareholder and (2) the class and number of shares of the Company which are beneficially owned by such shareholder. No person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth in Article 9(b) of the Restated Articles. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed herein, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Committees

The Board of Directors has three formal committees. The audit committee consists of Mr. Everton, Mr. Westerman and Mr. Rocheleau. The audit committee operates without a chairman and met twice in 2009. The compensation committee consists of Mr. Berman, Mr. Bramlett, and Mr. Rocheleau. Mr. Berman is chairman of the compensation committee, which met four times in 2009. The nominating committee consists of Mr. Rocheleau, Mr. Westerman, and Mr. Bramlett. The nominating committee operates without a chairman and met once during 2009. The Board also established an advisory committee in 2009 which is not a formal committee of the Board. This advisory committee is the business development advisory committee. The committee is chaired by Mr. Rocheleau and includes Mr. Everton, Mr. Baker, and Dr. Yaniv and did not meet in 2009.

Communicating with the Independent Directors

The Board of Directors will give appropriate attention to written communications that are submitted by shareholders and will respond if and as appropriate. The Chairman of the Board or the Chairman of the Nominating and Corporate Governance Committee, with the assistance of the Company’s Chief Financial Officer, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board or the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Chief Financial Officer, Applied Nanotech Holdings, Inc., 3006 Longhorn Boulevard, Suite 107, Austin, Texas, 78758.

Board Determination of Independence

The Board annually determines the independence of directors. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

Under the rules of the Securities and Exchange Commission, the Company is required to disclose whether the members of our Board are independent using the definition of a national securities exchange selected by it and approved by the Commission (even though the Company is not listed on such exchange). Applied Nanotech has chosen to use the definition used by the American Stock Exchange, Section 803(A). The Company has determined that none of Mr. Westerman, Mr. Rocheleau, Mr. Everton, Mr. Bramlett, Dr. Ronstadt and Mr. Berman has any material relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” under the rules of the AMEX.

Audit Committee; Audit Committee Financial Expert

Applied Nanotech’s Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Its responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of the Company’s independent registered public accounting firm;

•
overseeing the work of the Company’s independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the Company’s independent registered public accounting firm the Company’s annual and quarterly financial statements and related disclosures;

•	monitoring the Company’s internal control over financial reporting, disclosure controls and procedures and Code of Ethics;

•	discussing the Company’s risk management policies;

•
establishing policies regarding hiring of present or former partners, shareholders, principals or employees of the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with the Company’s internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules (which is included below in this proxy statement under the “Report of The Audit Committee of the Board of Directors”).

The current members of the Audit Committee are Mr. Westerman, Mr. Rocheleau, and Mr. Everton. The Audit Committee met two (2) times during Fiscal 2009.

The Board of Directors has determined that both Mr. Westerman and Mr. Rocheleau  are “audit committee financial experts” under applicable SEC rules and that all members of our audit committee qualify as “independent” as defined under applicable SEC rules.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining the CEO’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of the Company’s other executive officers;

•	overseeing an evaluation of the Company’s senior executives;

•	overseeing and administering the Company’s cash and equity incentive plans; and

•	reviewing and making recommendations to the Board with respect to director compensation.

The current members of the Compensation Committee are Mr. Berman, Mr. Bramlett and Mr. Rocheleau. The Compensation Committee met four (4) times during Fiscal 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The current members of the Nominating and Corporate Governance Committee are Mr. Rocheleau, Mr. Westerman, and Mr. Bramlett. The Nominating and Corporate Governance Committee met one (1) times during Fiscal 2009.

Certain Relationships and Related Transactions

It is our written policy that all material related party transactions be approved by the Board of Directors, with any member of the Board affected by the related party transaction abstaining from the vote.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Objectives of Compensation Program

The primary objective of our compensation program for employees, including our compensation program for executive officers, is to attract, retain, and motivate qualified individuals and reward them in a manner that is fair to all stakeholders. We strive to provide incentives for every employee that rewards them for their contribution to the Company, while at the same time promoting an ownership mentality.

Elements of Compensation

There are three main components to our compensation package - base salaries, bonuses, and stock based compensation. A fourth, less significant component is other benefits and perquisites. Our compensation program is designed to be competitive with other employment opportunities and to align the interests of all employees, including executive officers, with the long-term interests of our shareholders. For our executive officers, we link a much higher percentage of total compensation to incentive compensation such as bonus and stock based compensation than we do for other employees.

Base Salaries

We provide our executive officers with a level of cash compensation that is designed to facilitate an appropriate lifestyle and provide a reasonable minimum compensation. We make this determination based on a variety of factors including professional accomplishments, level of education, past experience and scope of responsibilities. The actual amount of base salary earned by each named executive officer is set forth in the Summary Compensation Table included later in this section.

 As discussed in more detail below, the following base salary amounts for these executive officers are currently in effect: Dr. Yaniv - $275,000, Mr. Baker  - $275,000, and Dr. Fink - $125,000. However; the executive officers are voluntarily deferring a substantial portion of their salaries to preserve cash for the Company. Mr. Baker is deferring 35% of his salary and Drs. Yaniv and Fink are each deferring 15% of their salaries.

The salary level for our executive officers was basically frozen from 2005 to 2007. During that time period, the CEO and COO each had a salary of approximately $250,000 per year and the CFO had a salary of $180,000 per year. As the result of a study discussed below, the following base salary amounts became effective January 1, 2008: CEO, Mr. Bijou - $300,000; COO, Dr. Yaniv - $275,000: and CFO, Mr. Baker $225,000. In addition, effective December 31, 2007, Dr. Richard Fink, Vice President became a named executive officer. Dr. Fink’s salary became $125,000 effective January 1, 2008. Effective August 1, 2008, executive officers began voluntarily deferring a portion of their salaries. Mr. Baker’s salary was adjusted to $275,000 on May 11, 2009 as a result of his appointment to CEO. However; Mr. Baker deferred the entire amount of the salary increase to assist the company with managing its cash flow.

Bonuses

We have a formula bonus plan covering all employees, including executive officers. This plan was originally established in 2004 and is based solely on the profitability of the company. This plan is designed to reward all employees when we are successful in reaching profitability. No bonuses have ever been paid under this plan, since we have incurred losses in each of the years since adoption of the plan. The maximum bonuses payable under this plan are $250,000 for the chief executive officer, $200,000 for the chief operating officer, and $150,000 for the chief financial officer. The maximum amounts would be payable if our net income is equal to, or exceeds $10 million. For purposes of this plan, net income is calculated using the accounting principles in effect at the time the plan was adopted, meaning stock based compensation using fair value is excluded from the calculation. There are no minimum amounts payable under the plan and the target amounts are equal to the maximum amounts payable. The compensation committee of the board of the directors also has the power to award discretionary bonuses; however, no such bonuses have been granted since 2002 in the case of the CEO and the CFO. The COO received a discretionary bonus of $115,000 in 2007.

Stock Based Compensation

All of our employees participate in our stock based compensation plans and receive awards of non-qualified stock options annually. We use non-qualified options because of the favorable tax treatment to us and the near universal expectation by employees in our industry that they will receive stock options. The overwhelming majority of these awards are performance based awards that only vest upon achievement of specific goals. For non-executive officer employees, these goals tend to be operational oriented goals relating to specific projects or potential projects. For executive officers, these goals are broad in nature and involve more substantial accomplishments. Following is a discussion of the option grants to executive officers.

 In 2007, the compensation committee adopted a multiyear option program for executive officers covering the years 2008 to 2010. This program included a mixture of time based option and performance based options. The majority of these grants were performance based options with goals related to modified cashflow from operations and various earnings per share targets. Dr. Fink received options as part of this program; however, as previously indicated, Dr. Fink became an executive officer effective December 31, 2007 and was not an executive officer at the time of the grant.

A portion of the goals related to options granted in 2007 were tied to cash flow goals for 2008. These options expired unvested as of December 31, 2008. The executive officers were granted new options on December 31, 2008 to replace the expiring options. These new options vest based on cash flow goals for 2009 and were priced 15% above the market price of the common stock on the date of grant. The options granted in 2008 did not vest and have since expired.

For purposes of this discussion of performance based option goals, we consider the goals related to earnings per share targets to be part of our confidential strategic plans, and as such we do not disclose the specifics of the goals at this time. Attainment of these goals will require the company to achieve financial results never before achieved in the history of the Company. We consider these goals achievable, but they represent a substantial stretch and are considered essential to proving our business model. They align the interests of the executive officers with those of the shareholders.

At the present time, we have no formal policy related to stock ownership for executive officers, other than for those officers that are also members of the Board of Directors and are covered under the Board policy, which is described later in this section. In establishing grant levels, we do not consider the equity ownership levels of the executive officer. In general, we do not consider the existence of fully vested prior awards when establishing new grants. However, with newer executive officers, we may consider the lack of prior awards in establishing a higher level of new grants.

Timing of Option Grants

We do not have a formal written policy related to the timing of option grants; however we do have certain time periods when options are normally granted. At the present time, we do not have any analysts that follow our stock and the release of our quarterly financial reports normally has no noticeable impact on the price of our stock. As such, we do not have trading windows, nor do we limit option grants to any sort of windows. There are two normal situations where options are granted. The first would be at the time a new employee, including executive officers, is hired. If a new employee receives options as part of starting employment, those options are granted either at, or shortly after, the employment start date.

The majority of options are performance based awards granted on an annual basis as part of a budgeting/goal setting process. For executive officers, the compensation committee meets annually to establish compensation levels, including salary, bonus, and options, for the year. This meeting normally occurs in late November or early December prior to the start of the new year - for example in December 2008 for 2009 compensation. It could, however, occur as early as November or as late as January. For all other employees, the goal setting process starts in December, but since it involves many more distinct goals and many more individuals; it is a longer process and as a result usually is not ready for submission to the Compensation Committee until January or later. All performance based awards for employees other than executive officers are annual awards that must either vest by the end of the calendar year, or they will expire unvested. At the time of the proposed award, we consider whether there are any known upcoming significant events, and have in the past delayed awards as a result of expected positive events.

All option grants for employees are approved by the compensation committee of the Board of Directors. The compensation committee has authorized the executive officers to grant limited amounts of options to new hires without seeking additional compensation committee approval. The compensation committee does not delegate any of its powers for granting options to others, except that it has granted the CEO the power to grant up to 20,000 options to new hires without the specific approval of the compensation committee.

Other Benefits and Perquisites

Since we have not yet reached profitability on a consistent basis, we take a relatively bare-bones approach to benefits for all employees, including executive officers. There are no benefit plans available to executive officers that are not available to all employees. Executive officers participate in the same benefit plans covering other employees. These benefits include limited health and dental insurance, and group term life insurance. The only retirement plan that we maintain is a 401K plan funded entirely by employee elective deferrals. We have no company funded retirement plans or deferred compensation plans. We also do not provide any of the perquisites common at larger companies. The only perq that we provide is an auto allowance. Our CEO and COO receive an auto allowance of $1,000 per month and our CFO received an auto allowance of $500 per month up until the time that he became CEO. The amounts paid as auto allowances are considered in setting the overall level of compensation for the executive officer.

Compensation Approval Process

The Compensation Committee of the Board of Directors approves all compensation and awards to executive officers. The CEO provides recommendations to the compensation committee for the other executive officers, all of which directly or indirectly report to him, and regarding most compensation matters, including executive compensation, the CFO in consultation with the CEO, provides information to the Compensation Committee. However, the Compensation Committee does not delegate any of its functions to others in setting compensation. We did not make formal use of any compensation consultants in determining executive compensation levels for any of the executive officers.

In 2006 we used an executive search firm in connection with our search for a new CEO. That firm, Christian & Timbers, indicated that at the time our CEO salary was at the low end of the acceptable range for similar companies, although when considering an extensive option package, total compensation fell within the normal range of CEO compensation. In November 2007, we performed a compensation analysis to benchmark our compensation package against other similar companies. We did not use an outside compensation consultant for this study, but rather performed the analysis internally. We selected the following companies: Nanogen (NGEN), Nanosphere (NSPH), Harris & Harris (TINY), Nanosys (NNSY), Acacia Research/Acacia Technologies (ACTG), Arrowhead Research (ARWR), and Symyx Technologies (SMMX). In selecting these companies, we considered such factors as nanotechnology involvement, market capitalization, revenue levels, profitability, and line of business. While no particular company is a perfect match, we believe that overall this is a representative mix of companies to use as a comparison. We gathered data on these companies from publicly available data, including SEC filings. In general, there was a lag related to these filings, so the most recent data available for these companies was from 2006 or prior.

The results of our benchmarking study showed that the compensation paid to executive officers at Applied Nanotech Holdings, Inc. was well below average for the peer group selected.  Salaries were at or near the bottom of the range. In the case of the CEO and COO, all but one of the comparison companies paid higher salaries and in the case of the CFO, all of the comparison companies paid higher salaries. The majority of the comparison companies paid bonuses despite the existence of net operating losses. While the Applied Nanotech Holdings officers had the potential for larger option grants, based on options actually vested, on average the comparison companies also had higher levels of options granted.

When setting compensation levels for 2008 and future years, we considered the result of this study. Salaries were set at the previously disclosed levels based on this study and in consideration of the fact that salary levels had been unchanged for three years. These new salary levels are, in general, still below average for the comparison companies. Until such time as the company attains profitability, we believe it reasonable for salaries to continue to be below average. When the company reaches profitability, it is anticipated that salaries will be adjusted to market levels. Our bonus plan based on profitability remains in place and it is anticipated that future bonuses will not be paid until such time as we have reached profitability. Finally, as previously described, we granted options to the executive officers in 2007, and 2008. These options included both time based and performance based options, although the majority of the options were performance based. This split was determined, in part based on the option vesting history over the past several years. No options were granted to executive officers in 2009, but we anticipate grants in 2010.

We updated the previously mentioned compensation study at the end of 2008 and found that in general, compensation levels had increased at the comparison companies. We, however, left compensation unchanged for our executive officers for 2009. Since we had no intention of increasing salaries in 2010, we did not update our compensation study. Salaries for 2010 remain at 2009 levels.

We believe our total compensation package mitigates unreasonable risk-taking by our senior executives. In this regard, we strike a balance between short-term and long-term cash and equity awards. A significant portion of our executives’ pay is linked to the achievement of financial goals directly aligned to stockholder interests.  Our long-term equity awards incent executives to take a long term view of the company and to assume reasonable risks to develop new products, explore new markets and expand existing business.

Compensation Committee
Ronald J. Berman, Chairman; Paul F. Rocheleau; Tracy Bramlett

The following table sets forth the total cash compensation paid or to be paid, as well as certain other compensation paid or accrued, for services rendered during the fiscal years ended December 31, 2009, 2008 and 2007 by all individuals that served as Chief Executive Officer during 2009, the Chief Financial Officer, all individuals that were Named Executive Officers as of the end of the previous year, and all executive officers whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2009 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary (1)	Bonus	Option Awards (2)	All Other Compensation (5)	Total

Thomas F. Bijou (3)	2009	$73,775	$0	$0	$5,000	$78,775
Chief Executive Officer	2008	$284,167	$0	$37,876	$12,000	$334,043
	2007	$288,000	$0	$211,824	$0	$499,824

Dr. Zvi Yaniv	2009	$275,000	$0	$0	$12,000	$287,000
Chief Operating Officer	2008	$275,000	$0	$13,680	$12,000	$300,680
	2007	$250,000	$115,000	$105,912	$12,000	$470,912

Douglas P. Baker (4)	2009	$251,956	$0	$0	$9,833	$261,789
Chief Executive Officer	2008	$225,000	$0	$8,550	$6,000	$239,550
Chief Financial Officer	2007	$180,000	$0	$66,195	$6,000	$246,195

Dr. Richard Fink	2009	$125,000	$0	$0	$0	$125,000
	2008	$125,000	$0	$3,420	$0	$128,420
	2007	$100,000	$0	$38,423	$0	$138,423

(1) Salary amounts for 2008 and 2009 for all officers reflect amounts earned during the year. Effective August 1, 2008, the officers began deferring a portion of their salaries as part of the Company’s cost reduction/cash conservation initiatives. The amount of 2008 and 2009 salaries still payable as of December 31, 2009 are $85,641 for Mr. Baker, $58,443 for Dr. Yaniv, and $26,568 for Dr. Fink. Mr. Baker’s salary was increased to $275,000 on an annual basis effective with his appointment to CEO on May 11, 2009, however the entire amount of the increase was deferred and is still payable at December 31, 2009

(2) Amounts included in the option awards column are calculated using fair value accounting. See Note 9 of the consolidated financial statements included in this annual report for the assumptions underlying valuation of equity awards. The amounts are calculated based on options granted during the year that are expected to vest. As discussed in the Compensation Discussion and Analysis, the majority of options granted are performance based options associated with specific goals. To the extent that the goals are not achieved, the options do not vest. All options granted to Mr. Bijou in all years expired unexercised as a result of his resignation in 2009. In 2007 each of the officers were granted performance based options for which the likely of vesting was remote and the options were not expected to vest at the time of the grant. The number of options and grant date fair value of these performance based options not included in the table for each officer in 2007 was as follows: Mr. Bijou – 440,000 options with a fair value of $293,533; Mr. Yaniv – 220,000 options with a fair value of $141,676; Mr. Baker – 137,500 options with a fair value of $88,548; and Dr. Fink – 55,000 options with a fair value of $35,419. The options issued in 2008 to all officers were performance based options that were expected to vest at the time of grant; however, all options granted to officers in 2008 expired unvested in December 2009.

(3) Mr. Bijou terminated employment as CEO on May 7, 2009. His compensation was a combination of salary and management fee. As part of the management fee, he was responsible for certain expenses such as employee benefits and secretarial services. Both the management fee and salary are included under the heading of salary in this table.

(4)  Mr. Baker became CEO, effective May 11, 2009 upon the resignation of Mr. Bijou.

(5) The amounts included in the “All Other Compensation” column represent automobile allowances in all years.

GRANTS OF PLAN-BASED AWARDS TABLE

No grants plan-based awards were made to the named executive officers in 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information concerning the outstanding equity awards held by the Named Executive Officers at December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options - Number Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date

Dr. Zvi Yaniv	30,000	-	$1.50	02/02/2010
	200,000	-	$1.50	06/27/2010
	30,000	-	$0.96	07/28/2013
	250,000	-	$2.73	12/31/2013
	250,000	-	$2.17	12/31/2014
	180,000	-	$1.19	12/03/2017
	-	120,000	$1.19	12/03/2017

Douglas P. Baker (1)	30,000	-	$1.50	02/02/2010
	50,000	-	$1.50	06/27/2010
	60,000	-	$0.63	03/02/2011
	100,000	-	$0.92	07/16/2011
	150.000	-	$0.73	12/05/2011
	13,000	-	$0.96	07/28/2013
	200,000	-	$2.73	12/31/2013
	150,000	-	$2.17	12/31/2014
	112,500	-	$1.19	12/03/2017
	-	75,000	$1.19	12/03/2017

Dr. Richard Fink	2.500	-	$1.50	01/03/2010
	2,500	-	$1.50	02/15/2010
	2,000	-	$0.58	02/16/2011
	32,750	-	$1.00	12/31/2012
	6,875	-	$0.50	03/20/2013
	21,000	-	$0.56	04/16/2013
	19,881	-	$2.50	03/10/2014
	15,906	-	$2.17	01/01/2015
	3,487	-	$2.17	02/14/2016
	10,112	-	$2.25	04/11/2016
	16,713	-	$1.28	01/29/2017
	45,000	-	$1.19	12/03/2017
	-	30,000	$1.19	12/03/2017

______________________
(1) Includes options still outstanding that were previously transferred by gift and reported on Form 4 by the Named Executive Officer. For Mr. Baker, these options are the 60,000 options expiring 03/02/2011.

OPTION EXERCISE AND STOCK VESTED TABLE

Named executive officers exercised no options and received no vested stock awards in 2009.

PENSION BENEFITS TABLE

We maintain no retirement plans covering Named Executive Officers or other employees, except for a 401K plan funded solely by elective employee contributions. As such no pension benefits table is included.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

We do not maintain any non-qualified deferred compensation plans covering Named Executive Officers or other employees. As such, no deferred compensation table is included.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

None of the named executive officers have formal written employment contracts, and therefore, there are no formal payments due on a change in control or other employment termination. Our 2002 Equity Compensation Plan, which includes all employees, including executive officers, includes a provision which accelerates the vesting of all unvested options upon certain change in control events. Unvested options held by Named Executive Officers as of December 31, 2009 are reflected in the Outstanding Equity Awards at Fiscal Year-End Table included in this item.

It is our policy to pay severance upon termination when termination is initiated by us and is for other than cause. We have no formal guidelines, but rather each case is handled on an individual basis. Factors considered include position, length of service, reason for termination, possible future relationships, as well as other potential factors. Payments may be made in a lump sum or in periodic installments and are usually accompanied by a severance agreement that includes a release, a non-disparagement clause, and possibly a non-compete agreement. In the case of executive officers, the minimum severance due, unless alternative amounts are negotiated, is one month of severance for each year or partial year of service at the Company, with a minimum of six months. In the case of the existing executive officers, that would equate to fifteen months for Dr. Yaniv and Mr. Baker, and sixteen months for Dr. Fink. This could be viewed as the minimum potential pay out upon termination; however, upon mutual agreement of the parties, a lower amount could be negotiated.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total

Howard Westerman	$ 12,000	$ 2,600	$ 14,600
Ronald J. Berman	$ 18,000	$ 2,600	$ 20,600
Tracy K. Bramlett	$ 12,000	$ 2,600	$ 14,600
Dr. Robert Ronstadt	$ 31,817	$ 2,600	$ 34,417
Patrick V. Stark (3)	-	$ 2,600	$ 2,600
Clinton J. Everton (4)	$ 12,000	$ 1,950	$ 13,950
Paul F. Rocheleau(5)	$ 8,000	$ 433	$ 8,433

(1)	Amounts included in this column represent fees earned. All fees were deferred by Board Members and no fees were paid in cash.

(2)	Amounts included in the restricted stock awards column are calculated based on the total fair market value of the shares granted on the date of the grant based on the closing price of $0.26 per share.

(3)	Director Stark resigned in August 2009.

(4)	Director Everton became a Director in October 2008.

(5)	Director Rocheleau became a Director in May 2009.

We paid our outside Directors with a combination of cash and restricted stock from 2007 through 2009. We believe this mixture of cash and equity was appropriate at our current level of development and provided the Directors with current compensation for services rendered while still aligning the interests of the Directors with the shareholders. Reasonable expenses incurred by each Director in connection with his duties as a Director are also reimbursed by the company.

The Directors each received an annual retainer of $12,000, paid quarterly. Each committee chairman received an additional annual retainer of $6,000, paid quarterly, and the Board Chairman, if not an employee, received an additional annual retainer of $8,000. As part of our cost reduction/cash conservation initiative, all outside Directors deferred their cash compensation for the 3rd an 4th quarters of 2008 and all of 2009. Until the resignation of Mr. Bijou in May 2009, the company had no independent Chairman. Dr. Ronstadt became chairman and in addition to the regular fee of $8,000 per year, an additional fee of $1,583 per month related to the transition was approved for the time from when he became Chairman in May through December 2009, bringing the independent chairman fee to $2.250 per month. The fee reverts to the standard fee of $8,000 per year in 2010. Dr. Ronstadt deferred the entire amount of the fee as part of the deferral of all cash fees by Directors.

In addition to the cash payments, each outside Director received restricted stock. Up until 2008, a quarterly grant of 2,500 shares of restricted stock was granted on the last day of January, April, July, and October. These grants were prorated if a Director only serves a portion of the quarter and the grants vest quarterly over a one year period starting on the date of the grant. This policy continued until July 2008, at which time it was changed to a single annual grant of 10,000 fully vested shares on the last day of July each year. The first such grant was in July 2009 and this annual grant was prorated for partial years of service.

In January 2010, the Board of Directors changed its compensation policy for Outside Directors for 2010. Compensation will revert to an option based program to replace the current mix of cash and restricted stock. Each Director will receive an annual grant of 45,000 options in July. Committee chairman and the Vice Chairman will receive an additional 5,000 options and the Chairman will receive an additional 10,000 options. Meeting fees will be set at $100 per meeting per Director and an Independent Chairman will receive an annual fee of $9,000. The cash portion of all Director’s fees will continue to be deferred until the Company believes it can pay both officers and Directors their full compensation. The Board believes this option based compensation will be easier for the Company from a cash standpoint and better compensate Directors for their efforts.

All of the Directors have retained the right to pursue additional business activities that are not competitive with the business of Applied Nanotech Holdings, and do not adversely affect their performance as Directors. If conflicts of interest arise, the nature of the conflict must be fully disclosed to the Board of Directors, and the person who is subject to the conflict must abstain from participating in any decision that may impact on his conflict of interest. Except for this disclosure and abstention policy, the Directors will not be in breach of any fiduciary duties owed to Applied Nanotech Holdings or the shareholders by virtue of their participation in such additional business activities.

Director Ownership Requirements

We also have a policy related to stock ownership requirements that covers all Directors - both outside Directors and employee Directors. All Directors are required to own a minimum of 20,000 shares of Applied Nanotech Holdings, Inc. common stock. There is no time limit in which a new director must meet those requirements; however, until a Director owns a minimum of 20,000 shares, the Director is not allowed to sell any shares. Furthermore, if a Director owns in excess of 20,000 shares, that Director is not allowed to sell shares, whether owned or received as a result of the exercise of options, if at the completion of the transaction, it will result in an ownership position of less than 20,000 shares. All current Directors currently meet this ownership requirement with the exception of Director Rocheleau.

In January 2010, the Board adopted a policy whereby Directors are prohibited from selling shares of the Company’s stock, except during two window periods that will occur each year in the last two full calendar weeks in March and the first two calendar weeks in October, or pursuant to an adopted 10b-5(1) plan.

ELECTION OF DIRECTORS
(Proposal 1 on Proxy)

The number of Directors authorized by the Company’s Amended and Restated Bylaws, as amended, is currently fixed at no more than nine. Under our current Amended and Restated Articles of Incorporation and Bylaws, our Board of Directors is unclassified. The Directors to be elected at the 2010 Annual Meeting of Shareholders are to be elected to hold office until the 2011 annual meeting or until their successors have been appointed or elected and qualified.

The Company’s nominees for election at the 2010 Annual Meeting are as set forth below. If a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominee as the Board of Directors may designate.

Vote Required

If a quorum is present and voting at the 2010 Annual Meeting, the nominees for the Board of Directors in each Class receiving a plurality or the highest number of affirmative votes will be elected as members of the Company’s Board of Directors. Votes withheld from any director are counted for purposes of determining the presence of a quorum but have no other legal effect under Texas law.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

Nominees

The following table sets forth the name and age of each nominee for Director of the Company at the 2010 Annual Meeting, the principal occupation of each during the past five years, and the period during which each has served as Director of the Company. Except as set forth below, each nominee is currently serving as a Director of the Company.

Name	Principal Occupation During Past Five Years	Age	Director Since

Howard Westerman
Mr. Westerman is the Chief Executive Officer of JW Operating Company, a privately held energy development and energy services company headquartered in Dallas, Texas. Mr. Westerman joined JW Operating Company in 1978 and became CEO in 1999. Under his leadership as CEO, the Company’s revenues increased from approximately $70 million to a forecast of almost $1 Billion. Mr. Westerman is also a member of the Board of Directors of Peerless Manufacturing Company, a global provider of environmental and separation filtration products, listed on the NASDAQ Global Market Exchange. Mr. Westerman also serves on numerous charitable and community boards.
		57	May 2007

Douglas P. Baker
Douglas P. Baker has been with the Company since June 17, 1996, and has been a Director since May 2006. Mr. Baker is a Certified Public Accountant and has both a Bachelors in Business Administration and a Masters in Business Administration. Immediately prior to joining Applied Nanotech Holdings, Inc., Mr. Baker was a divisional controller for MascoTech, Inc. from 1991 to 1996. Mr. Baker also has prior experience in public accounting and as CFO of a privately held company. Mr. Baker is also Chairman of the Board of Directors of Total Health Care, Inc., a non-profit Health Maintenance Organization and has been a member of the Board of Directors of that organization since 1987.
	53	May 2006

Dr. Robert Ronstadt
Dr. Robert Ronstadt has been a Director since January 2003. Dr. Ronstadt was Vice President of Technology Commercialization for Boston University from June 2003 through 2005. At the same time, he became the Director of Boston University’s Technology Commercialization Institute. He was special advisor to the Chancellor of Boston University from January to May 2003. Prior to that, from 1998 to 2002, he was Director of the IC2 Institute at the University of Texas in Austin and the J. Marion West Chair of Constructive Capitalism. Dr. Ronstadt was a professor of entrepreneurship at the Pepperdine University School of Business Management from 1992 to 1998 and Babson College in Wellesley Massachusetts from 1975 to 1985. From 1986 to 1992, he was the CEO of a software enterprise.
		68	January 2003

Dr. Zvi Yaniv	Dr. Zvi Yaniv has served as the Company’s President and Chief Operating Officer since July 1996. Dr. Yaniv has degrees in physics, mathematics, and electro-optics as well as a Ph.D. in Physics. Prior to joining the Company, in May 1996, Dr. Yaniv operated a consulting practice and previously was President and CEO of Optical Imaging Systems Inc., a supplier of flat panel color liquid crystal displays to the avionics and defense industries.	64	July 1996

Tracy K. Bramlett	Mr. Bramlett is president of Industrial Hygiene and Safety Technology, Inc. (IHST), a full service industrial hygiene consulting company that he formed in 1987. IHST specializes in Indoor Environmental Quality issues. Prior to forming IHST, Mr. Bramlett was a corporate industrial hygienist for Burlington Northern Railroad.	54	September 2007

Ronald J. Berman	Mr. Berman co-founded BEG Enterprises, Inc. with Marc W. Eller and was its President from 1989 until 1998. Mr. Berman currently is President of R.J. Berman Enterprises, Ltd., a real estate development company, Inergi Fitness, and Walkers Warehouse. Mr. Berman earned a Juris Doctor degree in 1980 from the University of Detroit. Prior to 1989, Mr. Berman was an attorney in private practice.	52	May 1996

Clinton J. Everton	Mr. Everton is currently President of the Margrave Group, a company that he founded in 2008. Prior to that, from 2001 to 2007, he held a variety of roles at Thompson NETg, including Vice President, Chief Technology Officer, and SVP Product operations before becoming President in 2005. Prior to Thompson NETg, Mr. Everton was President of Knowledge Communication, a pioneer in the e-learning field.	36	October 2008
Paul F. Rocheleau	Paul F. Rocheleau has is Chairman of the Board and Chief Investment Officer of Virginia Biosciences Commercialization Center. Prior to that he was a managing director at Cary Street Partners, a regional investment banking firm based in Richmond, Virginia. Mr. Rocheleau also serves on the Board of Directors of Nanochemonics, a specialty nanomaterials company and the advisory Board of Apex systems, an IT staffing company.	56	May 2009

AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF APPLIED NANOTECH HOLDINGS, INC.
(Proposal 2 on Proxy)

Under Texas law, we may issue shares of our capital stock only to the extent such shares have been authorized under our articles of incorporation, as amended and restated. Our amended and restated articles of incorporation currently authorizes up to 122 million shares of capital stock, 120 million of which can be common and 2 million of which can be preferred. As of the current date, approximately 108,500,000 shares of common stock are issued and outstanding , we have approximately 10 million shares potentially issuable as a result of convertible debt, and another 1.2 million of employee options at or near the money. If all of this debt was converted and the options exercised, we would have no additional shares available for issuance.

The Board believes it is important to ensure that shares of our common stock are available for future issuance. Some of the potential purposes include:

•
To provide equity incentives for employees. We currently have approximately 5.0 million shares available for grant under our equity incentive plan; however will be unable to grant options if the shares are unavailable. In addition, we have currently granted options that are substantially out of the money. If we do not authorize additional shares, it may affect our ability to attract and retain qualified employees and may require us to pay greater cash compensation. In addition, if options that are currently substantially out of the money become “in the money”, then we may be required to purchase shares in the open market to enable employees to exercise those shares if the authorized share limit is not increased.

•
To acquire companies or their assets. From time to time, we have been and may be presented with opportunities to acquire companies, or portions or divisions of companies, and wish to have the flexibility to complete a an acquisition using shares of our stock.

•
To attract strategic partners for joint ventures or other business combinations which can assist us in generating a revenue stream from commercial deployment of our technology under development, or which are capable of increasing our revenues and assist in allowing us to attain a self sustaining profitable level.

•
To raise additional capital to fund expansion. While we do not expect to need to raise additional capital to fund operations, we believe it prudent to have share available in case such a need arises, or an opportunity for expansion presents itself.

•	For other corporate purposes.

The Board has unanimously adopted and now recommends for your approval a proposal to amend our Amended and Restated Articles of Incorporation to increase the authorized shares of capital stock from 122 million to 162 million and the authorized shares of common stock from 120 million shares to 160 million shares. The text of the proposed amendment to our Amended and Restated Articles of Incorporation is set forth in Appendix A to this proxy statement.

If the proposal is approved by the shareholders, the increase will become effective upon the filing of the amended and restated articles of incorporation with the Secretary of State of the State of Texas. The Company intends to file the amended and restated articles of incorporation promptly after the shareholders approve the increase in authorized common shares.

The text of the proposed amendment to the Amended and Restated Articles of Incorporation is attached as Appendix A to this proxy statement.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposed amendments is required to approve this proposed amendment to the Amended and Restated Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

RATIFICATION OF EXISTING AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN
(Proposal 3 on Proxy)

At the 2010 Annual Meeting, the shareholders will be asked to ratify our existing Amended and Restated 2002 Equity Compensation Plan (the “Plan”) so that it qualifies as a plan approved by shareholders for SEC disclosure purposes. No changes to the plan are proposed and it does not have any impact on options granted under the plan or available to be granted under the plan. A copy of the Plan may be viewed on our website at www.Applied Nanotech.com.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposed amendments is required to approve the ratification of our Amended and Restated 2002 Equity Compensation Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Set forth below is a report submitted by the Company’s Audit Committee describing the Company’s financial and accounting management policies and practices. The Audit Committee is composed of three directors who are independent within the meaning of NASD Rule 4200(a)(14). The Audit Committee operates under a written charter adopted by the Audit Committee on January 16, 2003.The Audit Committee among other things:

•	recommends to the Board of Directors which firm to engage as the Company’s independent auditors and reviews the independent auditors’ compensation, terms of engagement and independence;

•	meets with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year;

•	reviews the results of each independent audit;

•	considers, with the independent auditors and the Company’s Chief Financial Officer, its senior internal auditing executive, the adequacy of the Company’s internal financial controls;

•	considers major changes and other major questions of choice regarding appropriate auditing and accounting principles and practices to be followed when preparing the Company’s financial statements;

•	reviews the procedures employed by the Company in preparing published financial statements and related management commentaries; and

•	meets periodically with management to review the Company’s major financial risk exposures.

In this context, the Audit Committee hereby reports as follows:

•	it has reviewed and discussed the audited financial statements with the Company’s management;

•	it has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented;

•	it has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, as may be modified or supplemented; and

•	it has discussed with the independent auditors their independence.

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS Paul F. Rocheleau Clinton Everton Howard Westerman

AUDIT AND RELATED FEES

Audit Fees

The aggregate fees billed to the Company by Padgett, Stratemann & Co., L.L.P. for the audit of Applied Nanotech Holdings’ annual financial statements and for the review of the financial statements included in its quarterly reports on Form 10-Q for the Fiscal Years ended December 31, 2009 and 2008 were $60,500 and $62,500. No fees were billed to the Company in 2007 by the Company’s current auditor. Our prior auditor, Sprouse & Anderson, L.L.P. merged with Padgett, Stratemann & Co., L.L.P. in 2007 and no longer exists. The aggregate fees billed to the Company by Sprouse & Anderson, L.L.P. for the audit of Applied Nanotech Holdings’ annual financial statements and for the review of the financial statements included in its quarterly reports on Form 10-Q for the Fiscal Years ended December 31, 2007 totaled $56,609.

Audit-Related Fees

Applied Nanotech Holdings did not incur or pay any fees to either Padgett, Stratemann & Co. L.L.P. or Sprouse & Anderson, L.L.P., and neither Padgett, Stratemann & Co. L.L.P. or Sprouse & Anderson; L.L.P. provided any services related to audit-related fees in the last two fiscal years.

Tax Fees

There were no fees billed to Applied Nanotech Holdings by either Padgett, Stratemann & Co. L.L.P. or Sprouse & Anderson, L.L.P. for services rendered to Applied Nanotech Holdings during the last two fiscal years for tax compliance, tax advice, or tax planning.

All Other Fees

There were no fees billed to Applied Nanotech Holdings by either Padgett, Stratemann & Co. L.L.P. or Sprouse & Anderson, L.L.P. for services rendered to Applied Nanotech Holdings during the last two fiscal years, other than the services described above under “Audit Fees.”

It is the audit committee’s policy to pre-approve all services provided by the Company’s auditors. All services provided by Padgett Stratemann & Co. L.L.P. in 2009 and 2008 and by Sprouse & Anderson, L.L.P. during the year ended December 31, 2007 were pre-approved by the audit committee.

As of the date of this filing, Applied Nanotech Holdings current policy is to not engage Padgett, Stratemann & Co., L.L.P. to provide, among other things, bookkeeping services, appraisal or valuation services, or internal audit services. The policy provides that Applied Nanotech Holdings engage Padgett, Stratemann & Co., L.L.P. to provide audit, tax, and other assurance services, such as review of SEC reports or filings.

The Audit Committee considered and determined that the provision of the services other than the services described under “Audit Fees” is compatible with maintaining the independence of the independent auditors.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Certain shareholders who share an address are being delivered only one copy of this proxy statement and the Company’s 2010 Annual Report on Form 10-K unless the Company or one of its mailing agents has received contrary instructions.

Upon the written or oral request of a shareholder at a shared address to which a single copy of the Company’s proxy statement and 2010 Annual Report on Form 10-K was delivered, we will promptly deliver a separate copy of such documents to such shareholder. Written requests should be made to Applied Nanotech Holdings, Inc., Attention: Chief Financial Officer, 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758 and oral requests may be made by calling Olga Tikhonski at (512) 339-5020, ext. 100. In addition, if such shareholder wishes to receive a separate copy of the Company’s proxy statement and annual report in the future, such shareholder should notify the Company either in writing addressed to the foregoing address or by calling the foregoing telephone number.

Shareholders sharing an address who are receiving multiple copies of the Company’s proxy statements and annual reports may request delivery of a single copy of such proxy statements and annual reports by writing to the address above or calling the telephone number above.

  SHAREHOLDER PROPOSALSTO BE PRESENTED AT NEXT ANNUAL MEETING

Proposals of shareholders that are intended for inclusion in the Company’s proxy statement relating to its 2009 annual meeting of shareholders must be received by the Company at its offices at 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758, not later than June 7, 2011, and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals in order to be included in the Company’s proxy statement for that meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities of Exchange Act of 1934 requires Applied Nanotech Holdings’ officers, Directors, and persons who beneficially own more than 10 % of a registered class of Applied Nanotech Holdings’ common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors, and beneficial owners of more than 10% of Applied Nanotech Holdings’ common stock are required by the Securities and Exchange Commission regulations to furnish Applied Nanotech Holdings with copies of all Section 16(a) forms that they file.

Based solely on review of the copies of such reports furnished to us, or written representations that no reports were required, we believe that for the period from January 1, 2009 through December 31, 2009, all Officers, Directors, and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them except that Director Rocheleau filed his initial Form 3 after the due date. The form was filed on June 9, 2009, but due May 15, 2009.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with the recommendation of the Board of Directors, or, if no recommendation is give, in their own discretion.

FORM 10-K

Upon written request, we will mail, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2009, including the financial statements, schedules, and list of exhibits. Requests should be sent to us at 3006 Longhorn Blvd., Suite 107, Austin, TX 78758, Attn:  Chief Financial Officer. The annual report on Form 10-K is also available at www.appliednanotech.net.

By Order of the Board of Directors, /s/ Douglas P. Baker Douglas P. Baker Chief Executive Officer

Austin, Texas
August _, 2010

      APPENDIX A

ARTICLES OF AMENDMENT

OF

APPLIED NANOTECH HOLDINGS, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act (the “Act”), Applied Nanotech Holdings, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Texas adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation.

1.          The authorized capital stock of the Company shall be increased to 162 million shares and the authorized common stock of the Company shall be increased to 160 million shares.

2.          The Amended and Restated Articles of Incorporation of the Corporation shall be amended by deleting the first sentence of Article Four and replacing it in its entirety as follows:

“Article Four

            The Corporation is hereby authorized to issue a total of 162,000,000 shares of capital stock which shall be subdivided into classes as follows – 160 million shares of common stock and 2 million shares of preferred stock.”

3.         The Amended and Restated Articles of Incorporation of the Corporation shall also be amended by deleting the first sentence under Article Four under the heading Division A - Common Stock and replacing it in its entirety as follows:

“Division A – Common Stock

One Hundred Sixty Million (160,000,000) shares of the Corporation's capital stock shall be denominated as Common Stock, have a par value of $0.001 per share, and have the rights, powers and preferences set forth in this paragraph.”

3.          This amendment was approved by the shareholders of the Corporation at a duly called and convened annual meeting held on October 5, 2010.

4.          The number of shares of the Corporation’s common stock outstanding and entitled to vote at the time of the adoption of this amendment was 108,551,333.

5.          The number of shares voting to approve this amendment was _________________, which was sufficient under the Act for the approval of such amendment.

6.          The said amendment does not involve any exchange, reclassification, or cancellation of issued shares of the Corporation.

7.          The said amendment does not involve a change in the amount of stated capital of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer and attested by its Corporate Secretary on this __th day of October, 2010, hereby declaring and certifying that this is the act and deed of the Corporation and that the statements contained herein are affirmed as true under penalties of perjury.

Applied Nanotech Holdings, Inc. By:_______________________________________ Douglas P. Baker, Chief Executive Officer